                                                                EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


    THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT"), dated June 7, 1996, by and between StreamLogic Corporation, a Delaware corporation ("Buyer"), and FWB Software, Inc., a California corporation doing business under the name "FWB Incorporated" ("Seller").

                                    RECITALS
                                    --------

    Seller is in the business of developing, assembling and distributing certain mass-storage solutions, including its SledgeHammer Disk Arrays and SCSI JackHammer Accelerator Boards ("HARDWARE BUSINESS"), as well as developing, making and distributing software both for use with its mass-storage solutions and as standalone products, including its RAID Toolkit, CD ROM Toolkit/TM/ and HardDisk Toolkit/TM/ products ("SOFTWARE BUSINESS").

    Buyer is interested in buying, and Seller is willing to sell to Buyer, Seller's assets and business related to Seller's Hardware Business, upon and subject to the terms and conditions of this Agreement.

    A subsidiary of Buyer ("SUB") and Seller are as of this date also entering into an Operating Agreement of FWB Software, LLC ("LLC AGREEMENT") under which Sub and Seller are forming a California limited liability company (the "COMPANY") to acquire and operate the Software Business previously conducted by Seller.

    NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1

                               TRANSFER OF ASSETS

    Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign, and deliver to Buyer, and Buyer agrees to purchase from Seller, the following assets, properties, and business of Seller relating to Sellers' Hardware Business (collectively "THE ASSETS"):
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    1.1 REAL PROPERTY LEASE.  The lease of the real property more fully described on SCHEDULE 1.1 together with all rights and privileges under such lease (the "REAL PROPERTY LEASE") to the real property subject to such leases (the "LEASED REAL PROPERTY");

    1.2 EQUIPMENT. All the machinery, tools, dies, appliances, vehicles, furniture, equipment (including essential replacement parts) and other tangible personal property of every kind and description that are located upon or within the, Leased Real Property, are owned by Seller, and are utilized in connection with Seller's Hardware Business upon or within the Leased Real Property, a current list of which is attached hereto as SCHEDULE 1.2 (collectively the "OWNED EQUIPMENT");

    1.3 LEASED EQUIPMENT. All of Seller's rights as of the Closing to office furnishings, computer equipment and other tangible assets listed in SCHEDULE 1.3 hereto (collectively the "LEASED EQUIPMENT") which are covered by the equipment leases listed in SCHEDULE 1.3 hereto (collectively the "EQUIPMENT LEASES");

    1.4 INVENTORIES. All of Seller's finished goods and raw materials (whether expensed or not), including work in process, consumable manufacturing supplies, spare parts and repair materials related to the Hardware Business, that are actually on hand as of the Closing date, whether on or within the Leased Real Property or enroute thereto or elsewhere, (collectively the "INVENTORY") (a summary of such items on hand as of April 27, 1996 is attached hereto as
SCHEDULE 1.4);

    1.5 ACCOUNTS RECEIVABLE. All of Seller's accounts receivable arising out of the operation of Seller's Hardware Business in the ordinary course and unpaid as of the Closing date (collectively the "ACCOUNTS RECEIVABLE") (a summary of such receivables as of April 27, 1996 is attached hereto as SCHEDULE 1.5);

    1.6 CASH. Eighty five percent (85%) of any cash or cash equivalents held by Seller immediately prior to Closing;

    1.7 OTHER INTANGIBLES. All (a) trade secrets, patents, patent applications, designs, models, schematics, and technical know-how and other related intellectual property rights used by Seller solely in the Hardware Business, (b) the trade names, trademarks, and service marks listed in SCHEDULE 1.7 attached hereto, and the goodwill of the business associated therewith, and (c) all of Seller's rights under contracts to be assumed by Buyer pursuant to Article 3.
In no event shall any copyrights, patents, patent applications, trade secrets or other intellectual property rights relating to Seller's software or firmware or Software Business, including without limitation those listed in SCHEDULE 1.7A attached hereto be included within the scope of "Assets", regardless of whether such items are used, sold or included with the products of Seller's Hardware Business;

    1.8 BOOKS AND RECORDS. All papers and records in Seller's care, custody, or control relating to any or all of the above described Assets and the operation thereof, including but not limited to all specifications, environmental control records, sales records, accounting and financial records, maintenance and production records, and plans and designs of buildings, structures, fixtures and equipment related to the above described Assets, except for such papers

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and records which also relate to Seller's Software Business, copies of which
Seller shall provide to Buyer as required for Buyer's financial or tax accounting; and

    1.9 PREPAIDS. Those certain prepaid expenses, credits, deposits and other prepayments related to Seller's Hardware Business (collectively "PREPAIDS") (a summary of which as of April 27, 1996 is attached hereto as SCHEDULE 1.9).

                                   ARTICLE 2

                                 PURCHASE PRICE

    2.1 PAYMENT OF PURCHASE PRICE. In consideration for the transfer and assignment by Seller of the Assets and in consideration of the representations, warranties and covenants of Seller set forth herein, Buyer shall

        (a) deliver to Seller at the Closing Five Million Dollars ($5,000,000) less the amount (if any) of indebtedness to Citibank, FSB assumed by Buyer at the Closing, payable in cash, as more fully described in Section 10.3 hereof; and

        (b) assume and discharge, and indemnify Seller against, liabilities and obligations of Seller under the Note, Real Property Lease, Equipment Lease, and all other liabilities and obligations of Seller assumed by Buyer under Article 3.

The parties agree that the Purchase Price (defined as the sum of the amounts specified in Clauses (a) and (b) above) shall be allocated as set forth on
SCHEDULE 2 and that such allocation will be used by the parties in reporting the transaction contemplated by this Agreement for Federal and state tax purposes.

    2.2 TAXES. Buyer shall pay all sales, use and transfer taxes arising out of the transfer of the Assets and shall pay its portion, prorated as of the Closing date, of state and local real and personal property taxes of the business. Seller shall not be responsible for any taxes of any kind related to the operation of the Hardware Business for any period after the Closing date.

                                   ARTICLE 3

                           ASSUMPTION OF LIABILITIES

    3.1 ASSUMED LIABILITIES. Subject to the provisions of Section 3.3 below, as of the Closing, Buyer shall assume, perform and carryout, and hold Seller harmless against, all of the following debts, obligations and liabilities of
Seller:

        (a) The Amended and Restated Credit Agreement, effective as of November 23, 1994, between Seller and Citibank, FSB, as amended (the "CREDIT AGREEMENT"),and all Notes given by Seller thereunder (collectively the "NOTE") in the aggregate amount not to exceed Three Million Seven Hundred Thousand Dollars ($3,700,000), including all accrued interest payable thereon;

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

        (b) the Real Property Lease;

        (c) all of Seller's trade and accounts payable and accrued liabilities incurred in ordinary course of Seller's business and arising out of Seller's Hardware Business owed to third parties as of the Closing (collectively "ACCOUNTS PAYABLE") (a summary of which as of April 27, 1996 is attached hereto as SCHEDULE 3.1);

        (d) all of Seller's warranty, support and maintenance obligations (including without limitation obligations relating to product returns) to its customers of products incurred in the ordinary course of Seller's Hardware Business;

        (e) all of Seller's obligations under supply and distribution agreements relating to the Hardware Business, and all other contracts related to the Hardware Business, listed in SCHEDULE 3.0 (including all of Seller's obligations under unfulfilled purchase orders related to the Hardware Business as of the Closing); and

        (f) any severance payments and termination benefits (excluding accrued vacation) paid to employees of Seller's who are not retained by Seller for its Software Business and do not become employees of Buyer as of the Closing.

    3.2 EQUIPMENT LEASES. Buyer shall, at its option, either (i) assume and carry on the obligations of Seller to the lessors under the Equipment Leases with respect to Leased Equipment, with each such lessor's consent, or (ii) pay in full to Seller (or the lessors) the full amount payable with respect to the Leased Equipment under the Equipment Leases, and in either event obtain a release from each lessor of all of Seller's obligations under the Equipment Leases with respect to Leased Equipment.

    3.3 DISCLAIMER. The debts, obligations and liabilities assumed by Buyer under Sections 3.1 and 3.2 shall be referred to collectively as the "ASSUMED LIABILITIES". Except for Assumed Liabilities, no liabilities, debts or obligations of Seller, of any nature or kind, known or unknown, absolute or contingent, shall be assumed by Buyer. Seller agrees to indemnify and hold Buyer harmless against all debts, claims, liabilities and obligations of Seller not expressly assumed by Buyer hereunder.


                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

    Except as set forth in the Schedule of Exceptions attached hereto as
SCHEDULE 4, Seller hereby represents and warrants to Buyer that the following facts and circumstances are and, except as contemplated hereby, at all times up to the Closing date will be true and correct, and hereby acknowledge that such facts and circumstances constitute the basis upon which Buyer is induced to enter into and perform this Agreement. Each representation and warranty set forth in this Article 4 shall survive the Closing and any investigation made by or on behalf of Buyer.

    4.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Seller is a corporation duly organized, validly existing, and in good standing under the laws of California, has all necessary

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corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to transact intrastate business and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary.

    4.2 REAL PROPERTY. SCHEDULE 1.1 to this Agreement is a complete and accurate legal descriptions of each parcel of real property leased to Seller, and used by Seller in connection with the Hardware Business. The Real Property Lease is valid and in full force, and to Seller's knowledge there does not exist any material default or event that with notice or lapse of time, or both, would constitute a material default under that lease. All the buildings, fixtures and leasehold improvements used by Seller in its Hardware Business are located on the Real Property. Seller is in compliance with all applicable federal, state, and local laws relating to emissions, discharges and releases of hazardous materials into the environment and the generation, treatment, storage, transportation and disposal of hazardous wastes, the noncompliance with which would be likely to have a material adverse effect on the Hardware Business.

    4.3 INVENTORY. The Inventory consists of items of a quality and quantity useable and salable in the ordinary course of business by Seller, except for obsolete and slow-moving items and items below standard quality, all of which have been written down on the books of Seller to net realizable market value or have been provided for by adequate reserves. All items included in the Inventories are the property of Seller, except for sales made in the ordinary course of business; for each of these sales either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the Accounts Receivable. Except as set forth in SCHEDULE 4.6, no items included in the Inventory have been pledged as collateral or are held by Seller on consignment from others.

    4.4 ACCOUNTS RECEIVABLE. The Accounts Receivable arose from bona fide sales and deliveries of goods, performance of services or other transactions in the ordinary course of Seller's business. SCHEDULE 1.5 is a complete and current summary of the Accounts Receivable arising out of the Seller's Hardware Business as of April 27, 1996, based on a reasonable allocation of accounts receivable between Seller's Hardware Business and Software Business.

    4.5 TANGIBLE PERSONAL PROPERTY. The Owned Equipment and Leased Equipment described in Sections 1.2 and 1.3 of this Agreement constitute all of the items of tangible personal property used by Seller in connection with its Hardware Business, except Inventory and tangible personal property used by Seller in connection with its Software Business listed in SCHEDULE 4.5.

    4.6 TITLE TO ASSETS. Except for the matters set forth in SCHEDULE 4.6, Seller has good and marketable title to all its Assets and interests in Assets, whether real, personal, mixed, tangible, and intangible; and all assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these Assets, nor materially impair business operations. Seller is in quiet possession of the Leased Real Property.

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    4.7 CUSTOMERS AND SALES.  SCHEDULE 4.7 to this Agreement is a correct and current list of all current OEMs and other resellers of the products of Seller's Hardware Business together with summaries of the sales made to each customer during the most recent fiscal year. Seller has received no notice of termination or intended termination from any OEM, reseller, or customer who, during the most recent fiscal year has represented five percent (5%) or more of the annual sales of Seller's Hardware Business.

    4.8 EXISTING EMPLOYMENT CONTRACTS. SCHEDULE 4.8 to this Agreement is a list of all employment contracts and collective bargaining agreements, and all pension, bonus, profit-sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which Seller is a party or by which Seller is bound, which relate to Employees as defined in
Section 7.3. All these contracts and arrangements are in full force and effect, and neither Seller nor any other party is in material default under them. There have been no claims of material defaults and, to the Seller's best knowledge, there are no facts or conditions which if continued, or upon notice, will result in a material default under these contracts or arrangements. There is no pending or, to the Seller's best knowledge, threatened labor dispute, strike, or work stoppage affecting Seller's Hardware Business.

    4.9 INSURANCE POLICIES. SCHEDULE 4.9 to this Agreement is a description of all insurance policies held by Seller concerning the Assets. All these policies are in the respective principal amounts set forth in SCHEDULE 4.9. Seller has maintained and now maintains (i) insurance on all the Assets of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure.

    4.10 COMPLIANCE WITH LAWS. To the best of Seller's knowledge, Seller has complied with, and is not in violation of, applicable federal, state, or local statutes, laws, and regulations (including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation) affecting its Assets or the operation of its Hardware Business.

    4.11 LITIGATION. Except as set forth in SCHEDULE 4.11 there is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the Seller's best knowledge, threatened, against or affecting Seller's Hardware Business or the Assets. The matters set forth in SCHEDULE 4.10 if decided adversely to Seller will not result in a material adverse change in the business of Seller's Hardware Business or the Assets.

    4.12 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION.  Except as set forth in
SCHEDULE 4.12, neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Seller or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Seller is a party or by which Seller or the Assets are bound; (iii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller;
(iv) the creation or imposition of any lien, charge, or encumbrance on any of the Assets; or (v) the

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violation of any law, regulation, ordinance, judgment, order, or decree applicable to or affecting Seller or the Assets, in each case except as such as would not result in a material adverse effect on Seller or the Assets. Seller's March 30, 1996 financial statements were prepared in accordance with GAAP.

    4.13 AUTHORITY AND CONSENTS. Except as set forth in SCHEDULE 4.13, Seller has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and no approvals or consents of any other persons are necessary in connection with it. The execution and delivery of this Agreement by Seller have been duly authorized by all necessary corporate action of Seller (including any necessary action by Seller's security holders), and this Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

    4.14 INFORMATION FURNISHED TO BUYER FOR BULK TRANSFER NOTICE. SCHEDULE 4.13 is a true, complete and correct list of all names and business addresses used by Seller within the preceding three years, and accurately sets forth the present location of the Assets.

    4.15 WARRANTY RESERVES. Warranty reserves are calculated using a formula which when applied to Seller's Hardware Business has historically resulted in adequate reserves and comply with GAAP where applicable.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF BUYER

    5.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Buyer represents and warrants that Buyer is a corporation duly organized, existing, and in good standing under the laws of Delaware, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to transact intrastate business and is in good standing in all jurisdictions in which the nature of its business or of its properties makes such qualifications necessary.

    5.2 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION. Neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Buyer or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Buyer is a party or by which Buyer or its assets are bound; (iii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Buyer; (iv) the creation or imposition of any lien, charge, or encumbrance on any of Buyer's assets; or (v) the violation of any law, regulation, ordinance, judgment, order, or decree applicable to or affecting Buyer or its assets, in each case except as such would not result in an adverse material effect on buyer.

    5.3 AUTHORITY AND CONSENTS. Buyer has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and no approvals or consents of any

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other persons, other than those referred to in Section 6.7, are necessary in connection with it. The execution and delivery of this Agreement by Buyer will prior to the Closing have been duly authorized by all necessary corporate action of Buyer (including any necessary action by Buyer's security holders), and this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

                                   ARTICLE 6

                      SELLER'S OBLIGATIONS BEFORE CLOSING

    Seller covenants that, except as otherwise agreed in writing by Buyer, from the date of this Agreement until the Closing:

    6.1 BUYER'S ACCESS TO PREMISES AND INFORMATION. Buyer and its counsel, accountants, and other representatives shall be entitled to have full access during normal business hours to all Seller's properties, books, accounts, records, contracts, and documents of or relating to the Assets. Seller shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances, and properties of Seller related to the Hardware Business that may reasonably be requested.

    6.2 CONDUCT OF BUSINESS IN NORMAL COURSE. Seller shall carry on its business and activities diligently and in substantially the same manner as they previously have been carried on, and shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation that will vary materially from the methods used by Seller as of the date of this Agreement. Without limiting the foregoing, Seller shall not enter into any agreements for the purchase of supplies, raw materials, equipment, spare parts or the like at prices higher than generally prevailing in the industry or enter into any agreements for the sale of goods at prices lower than generally prevailing in the industry. Seller shall not pay any dividend or make other distribution to its shareholders, except those necessary to meet shareholders' tax liabilities with respect to the business; provided that Seller may continue to pay current salary and benefits in the ordinary course to Norman Fong.

    6.3 PRESERVATION OF BUSINESS AND RELATIONSHIPS. Seller shall use its best efforts, without making any commitments on behalf of Buyer, to preserve its business organization intact, to keep available to Seller its present officers and employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with it, except in the course of implementing the transactions contemplated by this Agreement and the formation of the Company under the LLC Agreement.

    6.4 MAINTENANCE OF INSURANCE. Seller shall continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties which, at the date of this Agreement, Seller carries on any of the Assets or in respect of its operations shall be increased by such amount or amounts as Buyer shall specify.

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    6.5 EMPLOYEES AND COMPENSATION.  Seller shall not do, or agree to do, any of the following acts: (i) grant (except in the ordinary course) any increase in salaries payable or to become payable to any Employee, (ii) increase benefits payable to any Employee under any bonus or pension plan or other contract or commitment, or (iii) modify any collective bargaining agreement affecting Employees to which Seller is a party or by which it may be bound. Seller shall permit Buyer to contact Employees at all reasonable times for the purpose of discussing with such Employees prospective employment by Buyer on or after the Closing date, and Seller shall use its best efforts to encourage all Employees to accept any employment offered by Buyer.

    6.6 NEW TRANSACTIONS. Seller shall not do or agree to do any of the following acts with regard to the Hardware Business:

       (a) Enter into any contract, commitment, or transaction not in the usual and ordinary course of such business; or

       (b) Enter into any contract, commitment, or transaction in the usual and ordinary course of business involving an amount exceeding $50,000, individually, or $100,000 in the aggregate, without the prior consent of Buyer, which consent shall not be unreasonably withheld; or

       (c) Make any capital expenditures in excess of $10,000 for any single item or $20,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $10,000; or

       (d) Sell or dispose of any capital assets with a net book value in excess of $5,000 individually, or $10,000 in the aggregate.

    6.7 CONSENT OF OTHERS. As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing date, Seller shall use its best efforts to assist Buyer in obtaining the written consent of the persons described in SCHEDULE 4.13 to this Agreement.

    6.8 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Seller shall use its best efforts to assure that all representations and warranties set forth in this Agreement will be true and correct as of the Closing date as if made on that date and that all conditions precedent to Closing shall have been met.

    6.9 SALES AND USE TAX ON PRIOR SALES. Seller agrees to furnish to Buyer a clearance certificate from the California Board of Equalization and any related certificates that Buyer may reasonably request as evidence that all sales and use and other tax liabilities of Seller (other than income tax liabilities) accruing before the Closing date have been fully satisfied or provided for.

    6.10 MAINTENANCE OF INVENTORY. Seller shall maintain normal quantities of consumable manufacturing supplies, spare parts and repair materials and shall maintain total other inventories and supplies of book value not less than $2.9 million or more than $4.5 million.

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

                                   ARTICLE 7

                       BUYER'S OBLIGATIONS BEFORE CLOSING

    Buyer covenants that, except as otherwise agreed in writing by Seller, from the date of this Agreement until the Closing:

    7.1 CONFIDENTIALITY AGREEMENT. Buyer shall enter into a confidentiality agreement with Seller in the form of EXHIBIT 7.1 on the date of this Agreement.

    7.2 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Buyer shall use its best efforts to assure that all representations and warranties set forth in this Agreement will be true and correct as of the Closing date as if made on that date and that all conditions precedent to Closing shall have been met.

    7.3 EMPLOYEES. Prior to the Closing, Buyer will offer to hire, effective as of the Closing, such of the current employees of Seller as it may deem appropriate, except those employees, approximately forty-two (42) in number, involved in the Seller's Software Business whom Seller identifies to Buyer at least ten (10) days prior to the Closing. All terms of each offer to such person shall be determined by the Buyer in its sole discretion and nothing herein shall constitute an agreement to assume or be bound by any previous or existing agreement between Seller and any of Seller's employees or a guaranty that any employee of Seller to whom an offer of employment is made shall be entitled to remain in the employment of Buyer for any specified period of time. Any employee of Seller to whom an offer of employment is made by Buyer and who accepts such offer shall become an employee of Buyer as of the Closing, such employees being referred to in this Agreement as "EMPLOYEES." Buyer shall pay (or credit) Employees for vacation accrued while employed by Seller. Seller shall remain liable and Buyer shall not assume or otherwise have any liability or obligation under any pension or other benefits plans of Seller.

    7.4 CONSENTS. As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing, Buyer, with Seller's best efforts at assistance, will obtain the written consent of the persons described in SCHEDULE 4.13 to this Agreement to the assignment to and assumption of the contracts identified in SCHEDULE 4.13 by Buyer, and furnish to Seller copies of those consents.

                                   ARTICLE 8

                  CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

    The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article 8.

    8.1 ACCURACY OF SELLER'S REPRESENTATIONS AND WARRANTIES. All representations and warranties by Seller in this Agreement or in any written statement that shall be delivered to Buyer by Seller under this Agreement shall be true on and as of the Closing date as though made at that time.

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

    8.2 CONDITION OF ASSETS. From the date hereof and through the Closing Date, the Assets shall not have been materially or adversely affected in any way as a result of any fire, accident, storm or other casualty or labor or civil disturbance or act of God or the public enemy, and at Closing the net balance of Inventory, Accounts Receivable, Cash and Prepaids less Accounts Payable shall not be less than $3.2 million.

    8.3 CONSUMMATION OF LLC AGREEMENT. Seller and Sub shall have completed the closing contemplated under the terms of that certain LLC Agreement dated of even date herewith between Sub and Seller.


                                   ARTICLE 9

                  CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

    The obligations of Seller to sell and transfer the Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions:

    9.1 ACCURACY OF BUYER'S REPRESENTATIONS AND WARRANTIES. All representations and warranties by Buyer in this Agreement or in any written statement that shall be delivered to Seller by Buyer under this Agreement shall be true on and as of the Closing date as though made at that time.

    9.2 NECESSARY CONSENTS. Buyer shall have received all consents necessary for it to assume the obligations under the Note, the Real Property Lease, and all other contracts, leases and other agreements listed in SCHEDULE 4.13 that require the other party's consent to assignment to Buyer and Buyers' assumption of obligations thereunder.

    9.3 RELEASE OF PERSONAL GUARANTEES OF NORMAN FONG. Buyer shall have furnished to Seller releases, in form satisfactory to Seller, releasing any personal guarantee or other obligation of Seller's President, Norman Fong, under any of the obligations listed in SCHEDULE 9.3.

    9.4 CONSUMMATION OF LLC AGREEMENT. Seller and Sub shall have completed the closing contemplated under the terms of that certain LLC Agreement dated of even date herewith between Sub and Seller.


                                   ARTICLE 10

                                  THE CLOSING

    10.1 TIME, PLACE AND MANNER OF CLOSING. The transfer of the Assets by Seller to Buyer shall take place at the offices of McCutchen, Doyle, Brown & Enersen, One Embarcadero Place, Palo Alto, California at 9 a.m. local time,
                                                         ---
on July 1, 1996, or at such other place and/or time as the parties may
   ------
agree (the "Closing").  The Closing shall take place simultaneously with the

Closing under the LLC Agreement, and the parties agree that no part of the Closing shall be deemed to have occurred unless and until the Closing under the LLC Agreement shall have occurred. In the event that the conditions specified in this Agreement have not been fulfilled by such date, Buyer or Seller may extend the Closing to a time not later than 9 a.m. local time, on July 16, 1996.
                                            ---                   -------
Buyer and Seller may waive any or all of their respective conditions to Closing in accordance with Section 14.11 hereof; provided, however, that no such waiver of a condition shall constitute a waiver by the waiving party of any of its other rights or remedies, at law or in equity, if the other party shall be in default of any of its representations, warranties, or covenants under this Agreement. All transactions at the Closing shall be deemed to take place simultaneously, and no party shall have any obligation to deliver any document or take any action contemplated by this Agreement to be delivered or taken at the Closing unless at the Closing there occurs simultaneously each and every other transaction contemplated by this Agreement to occur at the Closing.

    10.2 SELLER'S OBLIGATIONS AT THE CLOSING. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

         (a) Assignments in recordable form of the Real Property Lease, properly executed and acknowledged by Seller, and accompanied by the consent of lessor required by this Agreement and the lease being assigned;

         (b) Instruments of assignment and transfer of all of the other Assets of Seller to be transferred hereunder, in form and substance satisfactory to Buyer's Counsel;

         (c) An OEM License Agreement in the form attached as EXHIBIT 10.2A, granting Buyer certain non-exclusive rights to distribute Seller's software products and firmware bundled with the products of the Hardware Business;

         (d) A Trademark License Agreement, in the form attached as EXHIBIT 10.2B, granting Buyer certain non-exclusive rights to use the Seller's "FWB" trademark.

Simultaneously with the consummation of the transfer, Seller, through its officers, agents, and employees, shall put Buyer into full possession and enjoyment of all the Assets to be conveyed and transferred by this Agreement. Seller, at any time before or after the Closing date, shall execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all property and assets to be conveyed and transferred by this Agreement.

    10.3. BUYER'S OBLIGATIONS AT THE CLOSING. At the Closing, Buyer shall deliver to Seller the following instruments and documents against delivery of the items specified in Section 13.1:

          (a) A certified or bank cashier's check, or a wire transfer of immediately available funds, in the amount set forth in Section 2.1(a);

          (b) A release from the Note Holder releasing Seller of any further obligations under the Note and releasing Norman Fong of any further obligation under his personal guarantee of the Note, together with a release of Norman Fong from any and all other obligations listed in SCHEDULE 9.3;

          (c) A release from the lessor of the Real Property Lease releasing the Seller from any further obligations under that lease;

          (d) A sublease agreement, signed by Buyer, between Buyer and Seller in the form of attached EXHIBIT 10.3(d); and

          (e) Releases from the lessors under the Equipment Leases as required under Section 3.2.

                                   ARTICLE 11

                     SELLER'S OBLIGATIONS AFTER THE CLOSING

    11.1 NON-COMPETE/RIGHT OF FIRST REFUSAL ON HARDWARE SALES. Seller agrees that for a period of two (2) years following the Closing date, Seller shall not engage in the business of selling mass-storage devices of parallel adapter cards that connect to such mass-storage devices which are substantially similar to current products of Seller's Hardware Business. Seller further agrees that if Seller engages in the business of selling other mass storage devices or adapter cards that connect to such mass storage devices during the same two (2) year period, Seller shall prior to appointing any third party to be a distributor of such devices or adapter cards offer Buyer the opportunity to be an exclusive distributor of such products (in the worldwide). Buyer shall notify Seller within ten (10) days of receiving such offer whether Buyer wishes to be such a distributor, in which event the parties shall negotiate in good faith the terms and conditions of a distribution agreement for such products. If after sixth
(60) days the parties cannot reach agreement, Seller may offer non-exclusive distribution rights to third parties provided that Buyer retains the right to be a non-exclusive distributor on no less favorable terms for such two year period.


    11.2 SELLER'S INDEMNITIES. Seller shall indemnify, defend, and hold harmless Buyer against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that Buyer shall incur or suffer, which arise, result from, or relate to any breach of, or failure by Seller to perform, any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished under this Agreement. Notwithstanding any other provision of this Agreement, Seller shall not be liable to Buyer on any warranty, representation, or covenant made by Seller in this Agreement, or under any of their indemnities in this Agreement, regarding any single claim, loss, expense, obligation, or other liability that does not exceed $37,500; provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations, and liabilities not exceeding $37,500 each reaches $500,000, Seller shall thereafter be liable in full for all such breaches and indemnities regarding all those claims, losses, expenses, obligations, and liabilities, provided that in any event Seller's liability for all claims, losses, expenses, obligations, and liabilities shall in the aggregate not exceed $1,500,000. Any claim for indemnity under this Agreement must be asserted by Buyer within two (2) years after the Closing date, except for alleged breaches of Seller's covenant under Section 11.4 which must be asserted within six (6) years after the Closing date.

    11.3 ACCESS TO RECORDS. From and after the Closing, Seller shall allow Buyer, and its counsel, accountants and other representatives, such access to records which after the Closing are in the custody or control of Seller as Buyer reasonably requires in order to comply with its obligations under the law or under contracts assumed by Buyer pursuant to this Agreement.

    11.4 NONSOLICITATION OF EMPLOYEES. Seller shall not, prior to the fifth anniversary of the Closing, solicit any Employee to leave the employment of Buyer.

    11.5 DEPOSIT OF CHECKS. Seller shall cooperate with Buyer in making all necessary or desirable arrangements after the Closing so that checks and other payments on accounts receivable purchased by Buyer pursuant to this Agreement may be deposited into Buyer's bank accounts without endorsement by Seller.

    11.6 NON-USE OF HAMMER MARK. Seller shall not use the word hammer or a depiction of a hammer alone or in connection with other words or symbols as a trademark in connection with Seller's products, provided that Seller will be entitled to use existing materials in connection with sales in its Software Business for ninety (90) days after Closing.

                                   ARTICLE 12

                     BUYER'S  OBLIGATIONS AFTER THE CLOSING

    12.1 COVENANT TO PERFORM ASSUMED LIABILITIES. Buyer shall perform all its Assumed Liabilities.

    12.2 BUYER'S INDEMNITIES. Buyer shall indemnify, defend, and hold harmless Seller against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that Seller shall incur or suffer, which arise, result from, or relate to any breach of, or failure by Buyer to perform, any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished under this Agreement. Notwithstanding any other provision of this Agreement, Buyer shall not be liable to Seller on any warranty, representation, or covenant made by Buyer in this Agreement, or under any of its indemnities in this Agreement, regarding any single claim, loss, expense, obligation, or other liability that does not exceed $37,500; provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations, and liabilities not exceeding $37,500 each reaches $500,000, Buyer shall thereafter be liable in full for all such breaches and indemnities regarding all those claims, losses, expenses, obligations, and liabilities, provided that in any event Buyer's liability for all claims, losses, expenses, obligations, and liabilities shall in the aggregate not exceed $1,500,000. Any claim for indemnity under this Agreement must be asserted by Seller within two (2) years after the Closing date, except for alleged breaches of Seller's covenant under Section 11.4 which must be asserted within six (6) years after the Closing date.

    12.3 NONSOLICITATION OF EMPLOYEES. Buyer shall not, prior to the fifth anniversary of the Closing, solicit any employee of Seller to leave the employment of Seller.

    12.4 SEVERANCE PAYMENTS. Buyer shall pay any severance payments or termination benefits assumed by Buyer under Section 3.1(e).

    12.5 ACCESS TO RECORDS. From and after the Closing, Buyer shall allow Seller, and its counsel, accountants and other representatives, such access to records which after the Closing are in the custody or control of Buyer as Seller reasonably requires in order to comply with its obligations under law or financial or tax accounting.

                                   ARTICLE 13

                                     COSTS

    13.1 EXPENSES. Buyer shall pay all costs and expenses incurred by Seller in negotiating and preparing this Agreement and in closing the transactions contemplated by this Agreement, including investment bankers' and attorneys' fees, in an amount not to exceed the lesser of $100,000 plus the fee charged Seller by Needham & Co., or $400,000. Except as so provided, each party shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

    13.2 FINDER'S OR BROKER'S FEES. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions, except that Needham & Co. is representing Seller and is entitled to a fee for such representation.

                                   ARTICLE 14

                                 MISCELLANEOUS

    14.1 HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

    14.2 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third parties to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over against any party to this Agreement.

    14.3 ASSIGNMENT. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors, and assigns.

    14.4 RECOVERY OF LITIGATION COSTS. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

    14.5 SURVIVAL OF PROVISIONS. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing.

    14.6 NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail registered or certified, postage prepaid, and properly addressed as follows:

         To Seller at:       FWB Software Inc.
                             1555 Adams Drive
                             Menlo Park, California 94025
                             Attention: President

         with copy to:       McCutchen, Doyle, Brown & Enersen
                             Three Embarcadero Center
                             San Francisco, California  94111
                             Attention: Gary H. Moore

         To Buyer at:        StreamLogic Corporation
                             21329 Nordhoff Street
                             Chatsworth, California 91311
                             Attention: Chief Executive Officer

         with copy to:       Latham & Watkins
                             650 Town Center Drive
                             Costa Mesa, California 92626-1925
                             Attention: David C. Flattum

Any party may change its address for purposes of this Section by giving the other parties written notice of the new address in the manner set forth above.

    14.7 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, except that this Agreement shall be given a fair and reasonable construction in accordance with the intention of the parties and without regard to, or aid of, Section 1654 of the California Civil Code.

    14.8 ANNOUNCEMENTS. Seller will not make any announcements to the public or to employees of Seller concerning this Agreement or the transactions contemplated hereby without the prior approval of Buyer, which will not be unreasonably withheld. Notwithstanding any failure of Buyer to approve it, Seller may make an announcement of substantially the same information as theretofore announced to the public by Buyer, or any announcement required by applicable law, but Seller shall in either case notify Buyer of the contents thereof reasonably promptly in advance of its issuance.

    14.9 REFERENCES. Unless otherwise specified, references to Sections or Articles are to Sections or Articles in this Agreement.

    14.10 CURRENCY. All dollar amounts set forth herein are expressed in terms of United States dollars.

    14.11 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    14.12 NON-ASSIGNABLE CONTRACTS. Nothing in this Agreement shall be construed as an attempt or agreement to assign any contract which is in law or by its terms non-assignable or non-assignable without the consent of the other party or parties thereto, unless such consent shall be given as provided in this Agreement.

    14.13 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.

                             StreamLogic Corporation


                             By /s/ J. Larry Smart
                                -------------------------------------
                             Its Chairman and Chief Executive Officer


                             FWB Software, Inc.


                             By /s/ Norman Fong
                                -------------------------------------
                             Its President

     The following schedules are omitted from this filing with the Commission. The Company agrees to furnish to the Commission a copy of any of such omitted schedules upon the Commission's request.

                          LIST SCHEDULES AND EXHIBITS

SCHEDULE 1.1  Description of Leased Real Property

SCHEDULE 1.2  Owned Equipment

SCHEDULE 1.3  Leased Equipment

SCHEDULE 1.4  Inventory

SCHEDULE 1.5  Accounts Receivable

SCHEDULE 1.7  Transferred Trademarks, Trade Names, and Service Marks

SCHEDULE 1.7A  Non-Transferred Intangibles

SCHEDULE 1.9  Prepaids

SCHEDULE 2.0  Allocation of Purchase Price

SCHEDULE 3.0  Contracts Assumed by Buyer

SCHEDULE 3.1  Accounts Payable

SCHEDULE 4.0  Exceptions

SCHEDULE 4.5  Tangible Personal Property Retained by Seller

SCHEDULE 4.6  Interests in Assets Held by Third Parties

SCHEDULE 4.7  Current OEMs and Resellers

SCHEDULE 4.8  Employee Contracts

SCHEDULE 4.9  Insurance Policies Relating to Assets

SCHEDULE 4.11  Threatened or Pending Litigation

SCHEDULE 4.12  Breaches or Defaults Resulting from this Agreement

SCHEDULE 4.13  Contracts Requiring Consent for Assignment

SCHEDULE 4.14  Information Required for Bulk Transfer Notice

SCHEDULE 9.3  Personal Obligations of Norman Fong

EXHIBIT 7.1  Confidentiality Agreement

EXHIBIT 10.2A  OEM License Agreement

EXHIBIT 10.2B  Trademark License Agreement

EXHIBIT 10.3d  Sublease